EXHIBIT 15.4

May 5, 2023

To the Board of Directors and Shareholder of
Nevada Power Company
6226 W Sahara Ave.
Las Vegas, Nevada 89146

We are aware that our report dated May 5, 2023 on our review of the interim financial information of Nevada Power Company and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, is incorporated by reference in Registration Statement No. 333-267865 on Form S-3.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada